December 4, 2008

Rajat K. Gupta
McKinsey & Company, Inc.
3 Landmark Square
Suite 100, 21st Floor
Stamford, CT  06901

Dear Rajat:

This will confirm the following agreement relating to the deferral of your director’s retainers and fees for 2009.

1.           All director’s fees and retainer (“Fees”) payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2009 through December 31, 2009, will be deferred and paid to you in accordance with this letter agreement.

2.           Fees will be converted to Stock Equivalent Units in accordance with the Procedures for Deferral of Board Retainers and Fees, as amended and restated, a copy of which is attached hereto as Exhibit A (the “Plan”).

3.           On the 30th business day after the date when you cease to be a Director of AMR Corporation and any affiliates, and cease rendering services, the Stock Equivalent Units accrued pursuant to the Plan will be converted to cash and paid to you in a lump sum by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock (“fair market value”) during the month when you ceased to be a Director of AMR Corporation and any affiliates, and cease rendering services.  Payment cannot be accelerated.

4.           In the event of your death, the number of Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Anita Mattoo Gupta.  The payment contemplated by this paragraph 4 will be made on the 30th business day following the date of your death.

If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Accepted and agreed:

/s/ Rajat K. Gupta
Rajat K. Gupta